Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Second Quarter 2022 Results

Nashville, Tenn., July 22, 2022 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2022.

Key second quarter metrics (all percentage changes compare 2Q 2022 to 2Q 2021 unless otherwise noted):

•	Revenues totaled $14.820 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.155 billion, or $3.90 per diluted share

•	Adjusted EBITDA totaled $3.042 billion

•	Cash flows from operating activities totaled $1.630 billion

•	Same facility admissions declined 1.2 percent and same facility equivalent admissions increased 0.5 percent

“Many aspects of our business were positive considering the challenges we faced with the labor market and other inflationary pressures on costs,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “Our teams executed well as they have in the past through other difficult environments. Again, I want to thank them for their dedication and excellent work.”

Revenues in the second quarter of 2022 increased to $14.820 billion, compared to $14.435 billion in the second quarter of 2021. Net income attributable to HCA Healthcare, Inc. totaled $1.155 billion, or $3.90 per diluted share, compared to $1.450 billion, or $4.36 per diluted share, in the second quarter of 2021. The second quarter of 2022 results include losses on sales of facilities of $32 million, or $0.11 per diluted share, and losses on retirement of debt of $78 million, or $0.20 per diluted share. The second quarter of 2021 results included gains on sales of facilities of $8 million, or $0.02 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share.

For the second quarter of 2022, Adjusted EBITDA totaled $3.042 billion, compared to $3.219 billion in the second quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions declined 1.2 percent and same facility equivalent admissions increased 0.5 percent in the second quarter of 2022, compared to the prior year period. Same facility emergency room visits increased 7.3 percent in the second quarter of 2022, compared to the prior year period. Same facility inpatient surgeries declined 2.3 percent while same facility outpatient surgeries declined 1.4 percent in the second quarter of 2022, compared to the same period of 2021. Same facility revenue per equivalent admission increased 3.5 percent in the second quarter of 2022, compared to the second quarter of 2021.

Six Months Ended June 30, 2022

Revenues for the six months ended June 30, 2022 totaled $29.765 billion, compared to $28.412 billion in the same period of 2021. Net income attributable to HCA Healthcare, Inc. was $2.428 billion, or $8.05 per diluted share, compared to $2.873 billion, or $8.50 per diluted share, for the first six months of 2021. Results for the six months ended June 30, 2022 include losses on sales of facilities of $22 million, or $0.08 per diluted share, and losses on retirement of debt of $78 million, or $0.20 per diluted share. Results for the six months ended June 30, 2021 included gains on sales of facilities of $10 million, or $0.02 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2022, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $858 million, total debt of $38.903 billion, and total assets of $51.584 billion. During the second quarter of 2022, capital expenditures totaled $1.080 billion, excluding acquisitions. Cash flows provided by operating activities in the second quarter totaled $1.630 billion, compared to $2.251 billion in the second quarter of 2021.

During the second quarter of 2022, the Company repurchased 12.230 million shares of its common stock at a cost of $2.682 billion. The Company had $3.803 billion remaining under its repurchase authorization as of June 30, 2022. As of June 30, 2022, the Company had $2.725 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.56 per share on the Company’s common stock. The dividend will be paid on September 30, 2022 to stockholders of record at the close of business on September 16, 2022.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 8:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of June 30, 2022, HCA operated 182 hospitals and approximately 2,300 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of its impact and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume and acuity of COVID-19 patients cared for across our health systems; measures we are taking to respond to COVID-19; the impact and terms of government and administrative regulation and stimulus and relief measures (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 (“ARPA”) and other enacted and potential future legislation) and whether various stimulus and relief programs continue or new similar programs are enacted in the future; changes in revenues due to declining patient volumes, changes in payer mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions, including the impact of any current or future vaccine mandates; supply shortages and disruptions; and the timing, availability and adoption of effective medical treatments and vaccines (including boosters), (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), and the effects of additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to COVID-19, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 (“PAYGO Act”) as a result of the federal budget deficit impact of the ARPA, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy and financial markets) resulting from COVID-19 or other factors, (16) the emergence of and effects related to pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021
	Amount	Ratio	Amount	Ratio
Revenues	$14,820	100.0%	$14,435	100.0%

Salaries and benefits	6,792	45.8	6,385	44.2
Supplies	2,301	15.5	2,380	16.5
Other operating expenses	2,693	18.3	2,473	17.2
Equity in earnings of affiliates	(8)	(0.1)	(22)	(0.2)
Depreciation and amortization	738	5.0	712	4.9
Interest expense	434	2.9	386	2.7
Losses (gains) on sales of facilities	32	0.2	(8)	(0.1)
Losses on retirement of debt	78	0.5	12	0.1

	13,060	88.1	12,318	85.3

Income before income taxes	1,760	11.9	2,117	14.7

Provision for income taxes	381	2.6	453	3.2

Net income	1,379	9.3	1,664	11.5

Net income attributable to noncontrolling interests	224	1.5	214	1.5

Net income attributable to HCA Healthcare, Inc.	$1,155	7.8	$1,450	10.0

Diluted earnings per share	$3.90		$4.36

Shares used in computing diluted earnings per share (millions)	296.061		332.613

Comprehensive income attributable to HCA Healthcare, Inc.	$1,087		$1,466

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2022 and 2021

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021
	Amount	Ratio	Amount	Ratio
Revenues	$29,765	100.0%	$28,412	100.0%

Salaries and benefits	13,731	46.1	12,686	44.6
Supplies	4,622	15.5	4,604	16.2
Other operating expenses	5,445	18.4	4,894	17.3
Equity in earnings of affiliates	(19)	(0.1)	(43)	(0.2)
Depreciation and amortization	1,470	4.9	1,409	5.0
Interest expense	842	2.8	770	2.7
Losses (gains) on sales of facilities	22	0.1	(10)	—
Losses on retirement of debt	78	0.3	12	—

	26,191	88.0	24,322	85.6

Income before income taxes	3,574	12.0	4,090	14.4

Provision for income taxes	730	2.4	846	3.0

Net income	2,844	9.6	3,244	11.4

Net income attributable to noncontrolling interests	416	1.4	371	1.3

Net income attributable to HCA Healthcare, Inc.	$2,428	8.2	$2,873	10.1

Diluted earnings per share	$8.05		$8.50

Shares used in computing diluted earnings per share (millions)	301.690		337.940

Comprehensive income attributable to HCA Healthcare, Inc.	$2,317		$2,900

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$858	$2,371	$1,451
Accounts receivable	8,628	8,520	8,095
Inventories	2,043	2,003	1,986
Other	2,408	2,112	2,010

	13,937	15,006	13,542

Property and equipment, at cost	52,816	52,042	51,350
Accumulated depreciation	(28,229)	(27,814)	(27,287)

	24,587	24,228	24,063

Investments of insurance subsidiaries	379	408	438
Investments in and advances to affiliates	435	441	448
Goodwill and other intangible assets	9,593	9,525	9,540
Right-of-use operating lease assets	2,139	2,138	2,113
Other	514	462	598

	$51,584	$52,208	$50,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,742	$4,010	$4,111
Accrued salaries	1,895	1,865	1,912
Other accrued expenses	3,116	3,157	3,322
Long-term debt due within one year	246	1,486	237

	8,999	10,518	9,582

Long-term debt, less debt issuance costs and discounts of $316, $323 and $248	38,657	36,210	34,342
Professional liability risks	1,533	1,508	1,514
Right-of-use operating lease obligations	1,796	1,790	1,755
Income taxes and other liabilities	1,741	1,768	2,060

Stockholders’ (deficit) equity:
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(3,680)	(2,033)	(933)
Noncontrolling interests	2,538	2,447	2,422

	(1,142)	414	1,489

	$51,584	$52,208	$50,742

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2022 and 2021

Unaudited

(Dollars in millions)

	2022	2021
Cash flows from operating activities:
Net income	$2,844	$3,244
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(547)	(567)
Inventories and other assets	(462)	(213)
Accounts payable and accrued expenses	(818)	49
Depreciation and amortization	1,470	1,409
Income taxes	121	2
Losses (gains) on sales of facilities	22	(10)
Losses on retirement of debt	78	12
Amortization of debt issuance costs and discounts	15	14
Share-based compensation	171	226
Other	81	73

Net cash provided by operating activities	2,975	4,239

Cash flows from investing activities:
Purchase of property and equipment	(1,941)	(1,496)
Acquisition of hospitals and health care entities	(116)	(98)
Sales of hospitals and health care entities	20	30
Change in investments	(2)	(12)
Other	(11)	7

Net cash used in investing activities	(2,050)	(1,569)

Cash flows from financing activities:
Issuances of long-term debt	5,966	4,337
Net change in revolving credit facilities	930	800
Repayment of long-term debt	(2,690)	(3,731)
Distributions to noncontrolling interests	(333)	(357)
Payment of debt issuance costs	(53)	(32)
Payment of dividends	(337)	(325)
Repurchase of common stock	(4,783)	(3,814)
Other	(201)	(224)

Net cash used in financing activities	(1,501)	(3,346)

Effect of exchange rate changes on cash and cash equivalents	(17)	3

Change in cash and cash equivalents	(593)	(673)

Cash and cash equivalents at beginning of period	1,451	1,793

Cash and cash equivalents at end of period	$858	$1,120

Interest payments	$777	$755

Income tax payments, net	$609	$844

HCA Healthcare, Inc.

Operating Statistics

	Second Quarter		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operations:
Number of Hospitals	182	187	182	187
Number of Freestanding Outpatient Surgery Centers*	126	122	126	122
Licensed Beds at End of Period	48,979	49,693	48,979	49,693
Weighted Average Beds in Service	41,930	42,464	41,875	42,413
Reported:
Admissions	515,113	532,041	1,022,069	1,038,421
% Change	-3.2%		-1.6%
Equivalent Admissions	902,757	916,212	1,762,047	1,748,701
% Change	-1.5%		0.8%
Revenue per Equivalent Admission	$16,417	$15,756	$16,892	$16,248
% Change	4.2%		4.0%
Inpatient Revenue per Admission	$16,727	$16,144	$17,207	$16,606
% Change	3.6%		3.6%
Patient Days	2,571,328	2,629,950	5,253,046	5,300,991
% Change	-2.2%		-0.9%
Equivalent Patient Days	4,510,739	4,535,678	9,056,251	8,926,869
% Change	-0.5%		1.4%
Inpatient Surgery Cases	130,961	136,460	257,841	264,050
% Change	-4.0%		-2.4%
Outpatient Surgery Cases	258,182	262,107	505,603	493,335
% Change	-1.5%		2.5%
Emergency Room Visits	2,223,999	2,128,428	4,280,388	3,970,206
% Change	4.5%		7.8%
Outpatient Revenues as a
Percentage of Patient Revenues	38.9%	38.2%	38.1%	37.0%
Average Length of Stay (days)	4.992	4.943	5.140	5.105
Occupancy (weighted average beds in service)	67.4%	68.1%	69.3%	69.1%
Same Facility:
Admissions	511,132	517,114	1,014,200	1,010,054
% Change	-1.2%		0.4%
Equivalent Admissions	892,948	888,402	1,742,396	1,695,881
% Change	0.5%		2.7%
Revenue per Equivalent Admission	$16,385	$15,838	$16,865	$16,365
% Change	3.5%		3.1%
Inpatient Revenue per Admission	$16,771	$16,236	$17,243	$16,693
% Change	3.3%		3.3%
Inpatient Surgery Cases	130,036	133,164	256,006	258,188
% Change	-2.3%		-0.8%
Outpatient Surgery Cases	250,420	253,982	490,644	478,887
% Change	-1.4%		2.5%
Emergency Room Visits	2,199,787	2,049,483	4,234,479	3,825,367
% Change	7.3%		10.7%

*	Excludes freestanding endoscopy centers (21 centers at both June 30, 2022 and June 30, 2021).

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Second Quarter		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$14,820	$14,435	$29,765	$28,412

Net income attributable to HCA Healthcare, Inc.	$1,155	$1,450	$2,428	$2,873
Losses (gains) on sales of facilities (net of tax)	32	(6)	24	(7)
Losses on retirement of debt (net of tax)	60	9	60	9

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,247	1,453	2,512	2,875
Depreciation and amortization	738	712	1,470	1,409
Interest expense	434	386	842	770
Provision for income taxes	399	454	746	846
Net income attributable to noncontrolling interests	224	214	416	371

Adjusted EBITDA (a)	$3,042	$3,219	$5,986	$6,271

Adjusted EBITDA margin (a)	20.5%	22.3%	20.1%	22.1%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$3.90	$4.36	$8.05	$8.50
Losses (gains) on sales of facilities	0.11	(0.02)	0.08	(0.02)
Losses on retirement of debt	0.20	0.03	0.20	0.03

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$4.21	$4.37	$8.33	$8.51

Shares used in computing diluted earnings per share (millions)	296.061	332.613	301.690	337.940

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.